Exhibit 99.1

NEWS FROM ARCH COAL NOT FOR IMMEDIATE RELEASE Investors: Charles Dayton 314/994.2912

Arch Coal, Inc. Announces Termination of Private Debt Exchange Offers

Due to recent court decision and other factors, Arch has determined that conditions have not and will not be satisfied.

Arch continues active dialogue with various creditors with respect to a balance sheet restructuring.

ST. LOUIS, October 27, 2015 — Arch Coal, Inc. (“Arch”) (NYSE:ACI) today announced the termination of its previously announced (i) private offer to exchange (the “2020 Exchange Offer”) new 6.25% Trust Certificates due 2021 (the “Trust Certificates”) and a cash payment for any and all of its outstanding 7.25% Senior Notes due 2020 (the “2020 Notes”) and the related offer to holders of 2020 Notes that were not eligible to participate in the 2020 Exchange Offer to exchange new 2022 Notes and a cash payment for their 2020 Notes (the “Ineligible Holders Offer”) and (ii) private offer to exchange (the “Concurrent Exchange Offer” and, together with the 2020 Exchange Offer and the Ineligible Holders Offer, the “Exchange Offers”) Trust Certificates, 8.00% Senior Secured Notes due 2022 and 12.00% Senior Secured Second Lien Notes due 2023 for its outstanding 7.000% Senior Notes due 2019, 9.875% Senior Notes due 2019 and 7.250% Senior Notes due 2021.

The Exchange Offers expired pursuant to their terms at 12:00 midnight, New York City time, on October 26, 2015.

Furthermore, the previously announced support agreement that Arch had entered into on July 1, 2015 (as amended, the “Support Agreement”) with holders of approximately 56.9% in aggregate principal amount of the 2020 Notes expired by its terms on October 26, 2015. The Support Agreement has not been extended by the parties thereto.

Prior to the expiration of the Exchange Offers, certain term loan lenders under Arch’s Amended and Restated Credit Agreement dated as of June 14, 2011 (the “Directing Lenders”) delivered a letter to the term loan administrative agent directing it to refrain from executing any documentation relating to the Exchange Offers. Following receipt of the direction letter, the term loan administrative agent tendered its resignation.  Arch believes that the successor administrative agent appointed by the Directing Lenders would not execute the documents required for the Exchange Offers, absent direction from a majority of the term loan lenders, which had not been received prior to the expiration of the Exchange Offers.

On September 16, 2015, GSO Special Situations Master Fund LP (“GSO”), which represents that it holds certain of Arch’s unsecured notes and term loans, filed a complaint in the Commercial Division of the Supreme Court of the State of New York against the Directing Lenders and the administrative agent, seeking a declaratory judgment that the Exchange Offers are permissible under the Credit Agreement and do not require the consent of the Directing Lenders, and also seeking a preliminary and permanent injunctions barring the Directing Lenders from instructing the administrative agent not to execute the documents required to close the Exchange Offers.  On October 16, 2015, the Court issued an order denying GSO’s motion for a temporary restraining order and preliminary injunction.  On October 21, 2015, GSO appealed that ruling.

Absent resolution of the litigation in favor of the plaintiff, Arch believes that the administrative agent is highly unlikely to execute the documentation required to consummate the Exchange Offers on their current terms.  As a result of the position of the Directing Lenders, the status of the pending litigation, current market conditions and various other factors, Arch has concluded that the conditions to the Exchange Offers have not and will not be satisfied, and that the offers will not be consummated.  Accordingly, Arch has elected to terminate the Exchange Offers.

Arch is currently in active dialogue with various creditors with respect to a restructuring of its balance sheet. The Company’s mining operations and customer shipments are continuing as normal.

ABOUT ARCH: U.S.-based Arch Coal, Inc. is one of the world’s top coal producers for the global steel and power generation industries, serving customers on five continents.  Its network of mining complexes is the most diversified in the United States, spanning every major coal basin in the nation.  Arch controls more than 5 billion tons of high-quality metallurgical and thermal coal reserves, with access to major railroads, inland waterways and a growing number of seaborne trade channels.

Forward-Looking Statements:  This press release contains “forward-looking statements” — that is, statements related to future, not past, events.  In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.”  Forward-looking statements by their nature address matters that are, to varying degrees, uncertain.  For us, particular uncertainties arise from changes in the demand for our coal by the domestic electric generation industry; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from operational, geological, permit, labor and weather-related factors; from fluctuations in the amount of cash we generate from operations; from potential demands for additional collateral for self-bonding; from our ability to complete our potential exchange offers; from future integration of acquired businesses; and from many other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature.  These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements.  We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.  For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.

# # #